Exhibit 21.1

Woodward, Inc.

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization
Baker Electrical Products	Delaware, USA
Techni-Core, Inc	Delaware, USA
MPC Export Corporation	British Virgin Islands
MPC Products Corporation dba Woodward MPC, Inc.	Illinois, USA
Woodward FST, Inc.	Delaware, USA
Woodward Controls, Inc	Delaware, USA
Woodward International, Inc	Delaware, USA
MotoTron Corporation	Delaware, USA
Woodward Aken GmbH	Aken, Germany
Woodward Swiss Holding GmbH	Lucerne, Switzerland
WGC LLC	Delaware, USA
Woodward Germany Verwaltungs GmbH	Frankfurt am Main, Germany
Woodward Germany GmbH & Co. KG	Frankfurt am Main, Germany
Woodward India Private Limited	New Delhi, India
Woodward Nederland B.V.	Hoofddorp, The Netherlands
Woodward (Japan) Ltd.	Chiba, Japan
Woodward Poland Sp.Zo.o	Krakow, Poland
Woodward Regulateur (Quebec), Inc.	Quebec, Canada
Woodward Comercio de Sistemas de Controle e Protecao Electrica Ltda.	Sao Paulo, Brazil
Woodward GmbH	Stuttgart, Germany
Woodward Hong Kong Limited	Hong Kong, China
Woodward (Tianjin) Controls Company Limited	Tianjin, China
Woodward Controls (Suzhou) Co., Ltd.	Suzhou, China
Woodward Kempen GmbH	Kempen, Germany
Woodward Power Solutions GmbH	Kempen, Germany
Woodward SEG Lima S.A.C	Lima, Peru
Woodward (U.K.) Ltd.	Poole, UK
Woodward HRT, Inc.	Delaware, USA
Woodward Energy Controls Singapore Pte Ltd.	Singapore
Woodward CIS Limited Liability Company	St. Petersburg, Russia
N1870G Leasing Company	Delaware, USA
Woodward Mototron Systems LLC (Joint Venture)	Delaware, USA
Woodward IDS Switzerland AG	Zug, Switzerland
Woodward IDS Bulgaria EOOD	Sofia, Bulgaria